UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

AT THE COMPANY Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	AT CAMERON ASSOCIATES Alison Ziegler 212-554-5469

FOR IMMEDIATE RELEASE

PROVIDENCE SERVICE CORPORATION

ISSUES LETTER TO STOCKHOLDERS

Recommends Stockholders to Vote WHITE Proxy Card to

Re-Elect Highly-Qualified and Experienced Incumbent Directors

and Reject Dissident Group’s Opposition Slate

TUCSON, ARIZONA, May 28, 2009 – The Providence Service Corporation (Nasdaq: PRSC) today announced that it has issued the following letter to stockholders:

Dear Fellow Providence Stockholder:

As you decide how to vote at the upcoming 2009 Annual Meeting of the Stockholders of The Providence Service Corporation to be held on June 15, 2009, ask yourself the following question:

ARE YOU PREPARED TO LET DONALD E. SMITH

IMPOSE UPON PROVIDENCE THE SAME APPROACH TO CORPORATE GOVERNANCE

THAT HE IMPOSED UPON AVALON CORRECTIONAL SERVICES?

Donald E. Smith is the founder, Chief Executive Officer and sole director of Avalon Correctional Services, Inc., a publicly-traded company that has its shares trade over-the-counter on the “pink sheets.” Over the past seventeen years, Mr. Smith has shown a flagrant disregard for the adoption of best practices in corporate governance at Avalon Correctional Services, both during its time as a public reporting company and following Mr. Smith’s decision to voluntarily terminate its registration under the Securities Exchange Act of 1934 and terminate its listing on Nasdaq. In addition, during that same time period, Mr. Smith has shown a strong proclivity for engaging in related-party transactions with Avalon Correctional Services, either directly or through entities owned and/or controlled by Mr. Smith. We call the attention of stockholders to the following:

•

On November 16, 1992, Avalon Correctional Services cautioned investors in its prospectus filed with the SEC that it has engaged in, and would continue to engage in, transactions with companies owned and/or controlled by Mr. Smith, most of which could be considered non-arm’s length transactions. Avalon Correctional Services indicated that such transactions could include cash advances, loan guarantees, leased equipment, utilization of its properties, and administrative and accounting services. Avalon Correctional Services also advised investors that some of the transactions with Mr. Smith’s other businesses may not have occurred on terms as favorable as Avalon Correctional Services would have received from unrelated third parties on an arms-length basis. In that same prospectus, Avalon Correctional Services also disclosed that it has no policy for the resolution of conflicts of interest that may occur between it and Mr. Smith.

•

On December 30, 1994, in an amendment to a Registration Statement on Form SB-2 filed by Avalon Correctional Services with the SEC, Avalon Correctional Services cautioned investors that both it and its subsidiaries had engaged in transactions with Mr. Smith that could be considered as not having occurred at arms-length and that such transactions may not have occurred on terms as favorable as Avalon Correctional Services would have received from unrelated third parties on an arms-length basis. Avalon Correctional Services also cautioned investors that there were no assurances that it would not engage in any non-arms length transactions with its officers and directors in the future. In addition, Avalon Correctional Services cautioned investors that Mr. Smith was involved in other ventures and activities (for which he would spend a portion of his time performing services) and that conflicts of interest might arise in the allocation of his resources and time between Avalon Correctional Services and his other activities and ventures. In that same Registration Statement, Avalon Correctional Services also disclosed that it had acquired two affiliated companies from Mr. Smith and members of his family. The purchase price was paid in shares of Avalon Correctional Services’ capital stock valued, as of December 31, 1993, at approximately $1.4 million.

•

On April 10, 1996, Avalon Correctional Services cautioned investors, in a post-effective amendment to a Form SB-2 that it filed with the SEC, that both it and its subsidiaries had engaged in transactions with Mr. Smith that could be considered as not having occurred at arms-length and that such transactions may not have occurred on terms as favorable as Avalon Correctional Services would have received from unrelated third parties on an arms-length basis. Avalon Correctional Services also cautioned investors that there were no assurances that it would not engage in any non-arms length transactions with its officers and directors in the future. In addition, Avalon Correctional Services cautioned investors that Mr. Smith was involved in other ventures and activities (for which he would spend a portion of his time performing services) and that conflicts of interest might arise in the allocation of his resources and time between Avalon Correctional Services and his other activities and ventures.

•

On May 8, 1996, in a post-effective amendment to a Registration Statement on Form SB-2 filed with the SEC, Avalon Correctional Services cautioned investors that both it and its subsidiaries had engaged in transactions with Mr. Smith that could be considered as not having occurred at arm’s length and that such transactions may not have occurred on terms as favorable as Avalon Correctional Services would have received from unrelated third parties on an arms-length basis. Avalon Correctional Services also cautioned investors that there were no assurances that it would not engage in any non-arms length transactions with its officers and directors in the future.

•

On March 24, 2000, in a post-effective amendment to a Registration Statement on Form S-2 filed with the SEC, Avalon Correctional Services again cautioned investors that both it and its subsidiaries had engaged in transactions with Mr. Smith that might not have been on an arms-length basis.

•	On December 22, 2004, Avalon Correctional Services announced in a Form 8-K filed with the SEC that, effective December 21, 2004, Mark Cooley and Jim Wilson had resigned from its Board of Directors.

•

On January 3, 2005, Avalon Correctional Services further announced in a Form 8-K filed with the SEC that, effective December 30, 2004 (just nine days after the resignations of Messrs. Cooley and Wilson), Robert O. McDonald and Dr. Charles Thomas had resigned from its Board of Directors, leaving Mr. Smith as the sole remaining director of a Nasdaq-listed public reporting company.

•

On January 12, 2005, Avalon Correctional Services was notified by Nasdaq that it could face being delisted from Nasdaq if it did not take actions to bring itself into compliance with various corporate governance requirements imposed by Nasdaq. In particular, Nasdaq was concerned that, with Mr. Smith as the sole remaining director, the Board of Directors of Avalon Correctional Services no longer had any independent directors.

•

On January 18, 2005, Avalon Correctional Services, after publicly disclosing that it was facing a possible delisting from Nasdaq, publicly disclosed in a Form 8-K filed with the SEC that, rather than comply with Nasdaq’s corporate governance requirements (which require that a majority of its Board of Directors be independent), it was considering the possibility of delisting and moving to the over-the-counter market or “pink sheets.” Avalon Correctional Services also publicly disclosed in this Form 8-K that, given the increasing compliance costs imposed by the Sarbanes-Oxley Act (which includes numerous corporate governance requirements for the protection of stockholders), ongoing costs and expenses associated with the preparation and filing by Avalon Correctional Services of periodic reports with the SEC and the increasing commitment of its management’s time to regulatory requirements, Avalon Correctional Services was considering terminating the registration of its shares of common stock under the Exchange Act as a way to cease being required to comply with these regulatory requirements.

•

On January 24, 2005, Avalon Correctional Services received a letter from Ravenswood Investment Company, which then held 7.2% of the outstanding shares of Avalon Correctional Services, expressing its concern with the announcement by Avalon Correctional Services that it was evaluating whether to remain a reporting company and with the absence of any independent directors on the Board of Directors of Avalon Correctional Services. In its letter, Ravenswood reminds Avalon Correctional Services that good corporate governance requires a majority of outside directors. Ravenswood also indicates that it is writing because Mr. Smith refused to return its telephone calls.

•

On February 3, 2005, with little advance notice to stockholders, and notwithstanding the potential adverse effects on the market for, and the liquidity of, the common stock of Avalon Correctional Services, Avalon Correctional Services publicly disclosed in a Form 8-K that it was terminating the registration of its shares under the Exchange Act to cease being required to comply with the SEC’s periodic reporting requirements and the Sarbanes-Oxley Act (which include numerous corporate governance provisions for the protection of stockholders). Avalon Correctional Services also disclosed that its shares would no longer be listed on Nasdaq. Avalon Correctional Services indicated in its public filings that the financial impact of complying with the Sarbanes-Oxley Act could jeopardize its ability to continue as a going concern. As a result of this decision, Avalon Correctional Services now continues as a publicly-traded company that trades only on the “pink sheets,” makes no quarterly, annual or periodic filings with the SEC, avoids any requirement to comply with the Sarbanes-Oxley Act, including the numerous corporate governance provisions thereof that are intended to protect stockholders, and has only one director, Mr. Smith.

•

According to Avalon Correctional Services’ 2007 Annual Report, Avalon Correctional Services loaned certain members of its management a total of approximately $1.1 million during 2007 to purchase shares of its capital stock. While Avalon Correctional Services was no longer subject to the Sarbanes-Oxley Act at this time due to its decision to terminate the registration of its shares under the Exchange Act (so as to cease its obligation to comply therewith), these type of loan arrangements with officers of a public reporting company are expressly prohibited under Section 402 of the Sarbanes-Oxley Act.

•

In addition to the other related party transactions between Avalon Correctional Services and Mr. Smith that are discussed above, since 2001, Avalon Correctional Services has leased certain vehicles from an entity controlled by Mr. Smith and, pursuant to such leases, has made payments to such entity in the aggregate of more than $800,000

The above are only a few illustrations of how Mr. Smith has shown a flagrant disregard for best practices in corporate governance at Avalon Correctional Services over the past seventeen years. If you don’t want to allow Donald E. Smith and his nominees to impose upon Providence the same approach to corporate governance that he imposed upon Avalon Correctional Services, elect your company’s highly qualified, experienced, dedicated nominees on the WHITE proxy card TODAY.

YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support of Providence.

Sincerely,

Fletcher Jay McCusker

Chairman of the Board of Directors

and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

Important Information

On May 5, 2009, The Providence Service Corporation (the “Company”) began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Providence’s stockholders are strongly urged to read Providence’s definitive proxy statement as it contains important information. Stockholders may obtain an additional copy of Providence’s definitive proxy statement and any other documents filed by Providence with the Securities and Exchange Commission for free at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com. In addition, copies of Providence’s proxy materials may be requested by contacting Providence’s proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Providence’s stockholders is available in Providence’s definitive proxy statement filed with the SEC on May 1, 2009.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 81,000 clients through 1,019 contracts at March 31, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains ““forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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